SECURITIES AND EXCHANGE COMMISSION
                       Washington, D.C.  20549

                    -------------------------
                             FORM 8-K
                    -------------------------

                           CURRENT REPORT

                  Pursuant to Section 13 or 15(d) of the
                      Securities Exchange Act of 1934

                    Date of Report: October 31, 1996

                   ---------------------------


                  HOUSECALL MEDICAL RESOURCES, INC.
      ------------------------------------------------------
      (Exact name of Registrant as Specified in its Charter)


    Delaware                          0-28134             58-2114917
-------------------------------------------------------------------------
(State or other Jurisdiction  (Commission File Number)  (IRS Employer
of Incorporation or                                     Identification No.)
Organization)

        1000 Abernathy Road, Building 400, Suite 1825, Atlanta, Georgia  30328
        -----------------------------------------------------------------------
                (Address of principal executive offices)             (Zip Code)


         Registrant's telephone number, including area code: (770) 379-9000


                                Not Applicable
     -------------------------------------------------------------
     (Former name or former address, if changed since last report)

ITEM 2.  ACQUISITION OR DISPOSITION OF ASSETS

     On October 31, 1996, Housecall Medical Resources, Inc. (the "Company" or the "Registrant") consummated the acquisition of Messick Homecare, Inc. ("Messick"), a Tennessee corporation, located in Murfreesboro, Tennessee, in a transaction structured as a reverse triangular merger.

     The Company paid $5,250,000 in cash to the former shareholders of Messick as consideration for the merger, incurred approximately $250,000 in transaction costs, and refinanced $2.1 million of Messick indebtedness. $850,000 of the merger consideration was placed in an escrow account at the closing; up to $750,000 of that escrow fund may be repayable to the Company depending on developments over the next 17 months with respect to decreases in the Medicare reimbursement rate for oxygen therapy and related services; the remaining $100,000 of the escrow amount comprises an indemnification fund. In connection with the acquisition, certain of the principal shareholders of Messick executed non-compete and employment agreements with the Company or its subsidiaries.

     The transaction with Messick was financed primarily with borrowings under the Company's new $15,000,000 credit facility, entered into on October 30, 1996, with Toronto Dominion Bank. The acquisition will be accounted for as a purchase, with the acquired assets being recorded at their respective fair market values.

     Messick provides home respiratory services and medical equipment in Tennessee, where it has had operations since 1984. For its fiscal year ended December 31, 1995, Messick had net revenues of approximately $5,428,000 and pretax income of $223,000. The acquisition is part of the Registrant's strategic initiatives to build critical mass and enhance its presence in the State of Tennessee, where a significant portion of the Company's revenues are generated. The Registrant also believes that its acquisition of Messick will create important synergies with the Company's existing businesses, both outside as well as in Tennessee.


ITEM 7:  FINANCIAL STATEMENTS

     (A)  FINANCIAL STATEMENTS OF BUSINESS ACQUIRED

     Financial statements of Messick Homecare, Inc. ("Messick"), including the balance sheet as of December 31, 1995 and 1994, and the related statements of earnings, retained earnings, and cash flows for the years then ended, and the report of independent auditors.

     Unaudited condensed financial statements of Messick as of and for the six months ended June 30, 1996.

     (B)  PRO FORMA FINANCIAL INFORMATION

     Unaudited pro forma financial statements of the Registrant, including the unaudited pro forma balance sheet as of June 30, 1996, and the related unaudited pro forma statement of operations and notes thereto.

     (C)  EXHIBITS

     Exhibit 2 Agreement and Plan of Merger by and among the Registrant, Messick Acquisition Corp., Messick Homecare, Inc. and certain of the shareholders of Messick Homecare, Inc., dated as of October 31, 1996.

     Exhibit 23  Consent of Dempsey, Wilson & Co., P.C.

                                             INDEX TO

                                      FINANCIAL STATEMENTS


Messick Homecare, Inc.
-----------------------

Independent Auditors' Report.............................F-1
Balance Sheet at December 31, 1995 and 1994..............F-2
Statements of Earnings for the years
  ended December 31, 1995 and 1994.......................F-4
Statements of Retained Earnings for the years
  ended December 31, 1995 and 1994.......................F-5
Statements of Cash Flows for the years
  ended December 31, 1995 and 1994.......................F-6
Notes to Financial Statements for the years
  ended December 31, 1995 and 1994.......................F-8
Unaudited Condensed Balance Sheet
  as of June 30, 1996....................................F-17
Unaudited Condensed Statement of Earnings for
  the Six Months Ended June 30, 1996.....................F-18
Unaudited Condensed Statement of Cash Flows
  for the Six Months ended June 30, 1996.................F-19
Note to Unaudited Condensed Financial Statements.........F-20

Proforma Financial Information of Housecall Medical Resources, Inc.
-------------------------------------------------------------------

Introductory Note to Unaudited Proforma Financial
   Statements as of June 30, 1996.........................P-1

Unaudited Proforma Condensed Balance Sheet as of
   June 30, 1996 and Notes thereto........................P-2

Unaudited Proforma Statements of Operations for
   the year Ended June 30, 1996 and Notes Thereto.........P-4

                       INDEPENDENT AUDITORS' REPORT
                       ----------------------------


STOCKHOLDERS
Messick Homecare, Inc.
Murfreesboro, Tennessee


We have audited the accompanying balance sheets of Messick Homecare, Inc. as of December 31, 1995 and 1994, and the related statements of earnings, retained earnings, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Messick Homecare, Inc., as of December 31, 1995 and 1994 and the results of its operations and its cash flows for the years then ended, in conformity with generally accepted accounting principles.


/s/ Dempsey, Wilson & Co., P.C.


February 16, 1996
Murfreesboro, Tennessee

                                                  Messick Homecare, Inc.

                                                      BALANCE SHEETS

                                                       December 31,

                                                          ASSETS


                                                            1995         1994
                                                         ----------   ----------
CURRENT ASSETS
   Cash (notes A6 and C)                                 $      864   $      206
   Accounts receivable - net of allowance for
      doubtful accounts and allowance for
      contractual adjustments of $50,917 and
      $239,652 respectively in 1995 and $34,543
      and $91,543 respectively in 1994 (note E)           1,464,353    1,265,485
   Accounts receivable - other                                 -           1,561
   Inventory (note A2, E)                                   235,887      200,472
   Marketable debt securities, cost approximates
      market (note A3, D)                                   178,287      336,374
   Prepaid income tax                                        77,759         -
   Prepaid expenses                                          94,714       61,274
   Deferred tax asset (note I)                               27,977       15,512
                                                          ---------    ---------
      Total current assets                                2,079,841    1,880,884

PROPERTY AND EQUIPMENT - AT COST (notes A4, E and F)
   Furniture and office equipment                           428,569      345,647
   Rental machinery and equipment                         2,699,653    2,134,388
   Vehicles                                                 272,046      265,816
   Leasehold improvements                                   163,694      153,340
                                                          ---------    ---------
                                                          3,563,962    2,899,191
      Less:  accumulated depreciation                     1,504,727    1,168,597
                                                          ---------    ---------
                                                          2,059,235    1,730,594
OTHER ASSETS
   Noncurrent marketable debt securities, cost
      approximates market (note A3, D)                         -         168,320
   Investment in joint venture                                 -           2,000
   Loans to officers (note B)                                45,208       39,787
   Deposits                                                  11,352       13,952
   Cash surrender value of life insurance                    18,972       12,154
   Loan costs (net of accumulated amortization of
      $50,618 and $25,581 respectively) (note A5)           112,453      132,204
   Franchise fee (net of accumulated amortization
      of $6,751 and $6,001, respectively (note A5)            8,249        8,999
                                                          ---------    ---------
                                                            196,234      377,416
                                                          ---------    ---------
                                                         $4,335,310   $3,988,894
                                                          =========    =========

The accompanying notes are an integral part of these financial statements.

                         Messick Homecare, Inc.

                       BALANCE SHEETS (CONTINUED)

                              December 31,



                      LIABILITIES AND STOCKHOLDERS' EQUITY

                                                            1995        1994
                                                         ----------  ----------
CURRENT LIABILITIES
   Current portion of long-term debt (note E)            $  306,826  $  186,846
   Current portion of capital lease obligation
      (note F)                                               68,852      70,357
   Notes payable to bank (note D)                           554,787     181,500
   Checks issued in excess of deposits                         -         40,890
   Trade accounts payable                                   305,797     238,965
   Accounts payable - affiliates (note B)                     6,389         355
   Accrued wages and bonuses payable                         68,812      79,763
   Accrued and withheld taxes                                 9,174       7,581
   Accrued and withheld 401(k) contributions                  5,590      27,172
   Accrued interest                                           2,446       3,187
   Federal income tax payable                                  -            841
   State taxes payable                                        2,879      14,302
                                                          ---------    ---------
      Total current liabilities                           1,331,552     851,759

LONG-TERM DEBT, less current maturities (note E)          1,531,735   1,790,886

CAPITAL LEASE OBLIGATIONS, less
   current maturities (note F)                               50,458     119,577

OTHER LIABILITIES
   Deferred taxes (note I)                                  249,766     196,121

COMMITMENTS (notes F and J)                                    -           -

STOCKHOLDERS' EQUITY (note G)
   Preferred stock                                              180         180
   Common stock                                               1,000       1,000
   Paid in capital                                          124,927     124,927
   Retained earnings                                      1,045,692     904,444
                                                          ---------    ---------
                                                          1,171,799   1,030,551
                                                          ---------    ---------
                                                         $4,335,310  $3,988,894
                                                          =========   =========

The accompanying notes are an integral part of these financial statements.

                         Messick Homecare, Inc.

                         STATEMENTS OF EARNINGS

                         Years Ended December 31,

                                                            1995         1994
                                                         ----------   ----------
REVENUES
   Rental income (net of billing adjustments of
      $503,711 and $352,686 respectively)                $2,996,402   $2,427,039

   Merchandise sales                                      2,431,728    2,160,970
                                                          ---------    ---------
                                                          5,428,130    4,588,009

COST OF GOODS SOLD                                        1,089,319      911,028
                                                          ---------    ---------

      Gross profit                                        4,338,811    3,676,981

GENERAL AND ADMINISTRATIVE EXPENSES                       3,918,356    3,130,277
                                                          ---------    ---------

      Operating profit                                      420,455      546,704

OTHER INCOME (EXPENSE):
   Gain on sale of assets                                      -          1,174
   Interest and dividend income                             21,592       22,741
   Miscellaneous                                             2,029        2,733
   Bad debt recovery                                        28,525       20,093
   Directors expense                                       (10,000)     (10,000)
   Interest expense                                       (239,736)    (187,874)
                                                          ---------    ---------
                                                          (197,590)    (151,133)
                                                          ---------    ---------

   Earnings before income taxes                            222,865      395,571

Provision for income taxes
   Current                                                  40,437      121,250
   Deferred                                                 41,180      153,645
                                                          --------     --------
                                                            81,617      274,895
                                                          --------     --------

      NET EARNINGS                                      $  141,248   $  120,676
                                                         =========    =========



The accompanying notes are an integral part of these financial statements.

                         Messick Homecare, Inc.

                     STATEMENTS OF RETAINED EARNINGS

                  Years Ended December 31, 1995 and 1994



Balance, December 31, 1993                                     $  783,768

Net earnings                                                      120,676
                                                                ---------
Balance, December 31, 1994                                        904,444

Net earnings                                                      141,248
                                                                ---------
Balance, December 31, 1995                                     $1,045,692
                                                                =========






The accompanying notes are an integral part of these financial statements.

                         Messick Homecare, Inc.

                        STATEMENTS OF CASH FLOWS

                        Years Ended December 31,


                                                             1995          1994
                                                          ---------    ----------
  Cash flows from operating activities:
     Net earnings                                         $ 141,248    $  120,676
     Adjustments to reconcile net earnings to net
        cash provided (used) by operating activities:
        Depreciation and amortization                       362,492       285,833
        Gain on sale of fixed assets                           -           (1,174)
        Deferred taxes                                       41,180       153,645
        Increase in accounts receivable -
           trade                                           (198,868)     (367,480)
        Decrease (increase) in accounts receivable -
           other                                              1,561        (1,381)
        Increase in advances from affiliates                   -           12,695
        Increase in loans to officers                        (5,421)      (22,837)
        Increase in inventory                               (35,415)      (54,490)
        Decrease (increase) in security deposits              2,600        (2,737)
        Increase (decrease) in prepaid expenses             (82,830)        5,609
        Increase in accounts payable                         72,866        81,776
        Increase (decrease) in accrued wages                (10,951)       33,879
        Increase (decrease) in taxes payable                (12,264)        2,501
        Increase (decrease) in accrued expenses             (20,730)       32,433
                                                          ---------      --------
           Net cash provided by operating activities        255,468       278,948

  Cash flows from investing activities:
     Purchases of property and equipment                   (644,317)     (541,483)
     Proceeds from sale of equipment                           -            2,038
     Purchase of investments                                   -         (672,694)
     Proceeds from maturity of investment                   328,407       166,000
     Increase in cash surrender value of life
        insurance                                            (6,818)      (12,154)
                                                          ---------      --------
           Net cash used by investing activities           (322,728)   (1,058,293)

  Cash flows from financing activities:
     Net borrowings on notes payable to bank                373,287       181,500
     Principal payments on long-term debt                  (187,994)     (189,276)
     Payment of loan fees                                    (5,861)      (90,125)
     Proceeds from long-term debt                              -          820,000
     Principal payments on capital lease obligation         (70,624)      (61,572)
     Dividends paid                                            -          (59,198)
                                                          ---------      --------
        Net cash provided by financing
           activities                                       108,808       601,329
                                                          ---------      --------



  The accompanying notes are an integral part of these financial statements.

                         Messick Homecare, Inc.

                        Years Ended December 31,

                                                       1995         1994
                                                    ---------    ----------

Net increase (decrease) in cash                     $  41,548    $(178,016)

  Cash at beginning of year                           (40,684)     137,332
                                                     --------     --------
  Cash at end of year                               $     864    $ (40,684)
                                                     ========     ========

Cash paid during the year for:                          1995        1994
                                                    ---------    ----------

   Interest expense                                 $ 240,477    $  187,520
   State excise taxes                               $  20,459    $   19,175
   Federal income taxes                             $ 111,000    $  101,000

SUPPLEMENTAL DISCLOSURE OF NON-CASH TRANSACTIONS:

A note payable of $20,454 was incurred when the Company entered into an agreement to purchase new equipment in 1995.

A capital lease obligation was entered into in 1994 which resulted in an obligation totaling $30,659.

Also the Company financed insurance premiums in the amount of $28,369 on a note payable. Payments on the note payable will begin in January, 1996.


The accompanying notes are an integral part of these financial statements.

                      Messick Homecare, Inc.

                  NOTES TO FINANCIAL STATEMENTS

                    December 31, 1995 and 1994


NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     A summary of the significant accounting policies applied in the preparation of the accompanying financial statements follows:

     1.   Organization
          ------------

     Messick Homecare, Inc. is a Tennessee corporation based in Murfreesboro, Tennessee that rents and sells home medical equipment and related supplies to customers in the Middle and West Tennessee areas. The Company also maintains offices in Clarksville, Columbia, Tullahoma, Lexington and Nashville, Tennessee. The majority of their revenue is generated from patients covered by Medicare, Tenncare, and private insurance companies.

     2.   Inventories
          -----------

     Inventories are stated at lower of cost or market utilizing the first-in, first-out basis.

     3.   Marketable Debt Securities
          --------------------------

     Marketable debt securities are stated at cost, which approximates market value. The securities are invested in United States Treasury Strips and mature on May 15, 1996.

     4.   Property and equipment
          ----------------------

     Property and equipment are stated at cost. Depreciation on furniture, office equipment and vehicles is computed based on their estimated useful lives, using an accelerated method for financial statement and tax reporting purposes over a period of 5 to 7 years. Depreciation on rental equipment is computed on a straight line basis over 10 to 12 years. Leasehold improvements are amortized over the lives of the respective leases or the service lives of the improvements, whichever is shorter.



                      Messick Homecare, Inc.

            NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                   December 31, 1995 and 1994


NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

     5.  Intangible Assets
         -----------------

     Amortization expense is provided for organization costs and issuance costs of debt on the straight-line method.
     Organization costs are amortized over a period of five years. Issuance costs are amortized over the life of the debt.

     A franchise fee was acquired from the acquisition of Messick I.V. Care, Inc. This fee was being amortized on the straight-line method over a period of 20 years by Messick I.V. Care, Inc. Messick Homecare, Inc. will recognize amortization on the straight-line method over the remaining life of 14 years.

     6.   Cash and Cash Equivalents
          -------------------------

     For the purpose of the statement of cash flows, cash and cash equivalents are defined as cash on hand and cash in demand deposit accounts.

     7.   Use of Estimates
          ----------------

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     8.  Uncollectible Accounts
         ----------------------

     The Company provides allowances for uncollectible accounts (bad debts and contractual adjustments) based upon prior experience and management's assessment of the collectibility of existing accounts. Related provisions charged to operations amounted to $164,483 in 1995 and $37,720 in 1994.

     9.  Stockholders' Equity
         --------------------

     Changes in retained earnings are reported in the related basic financial statement. There were no other changes in stockholders' equity during the years ended December 31, 1995 and 1994.

                      Messick Homecare, Inc.

            NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                   December 31, 1995 and 1994



NOTE B - RELATED PARTY TRANSACTIONS

     The related party transactions were as follows:

     Loans to officers primarily represent advances made for taxes while the Company was an S-Corporation. There are not any written terms for repayment, but the advances are anticipated to be paid off over the next five years.

     The corporation rents its' office building from a partnership owned 100% by the Company's shareholders.
     Rent expense was $62,868 in 1995 and $61,371 in 1994.


NOTE B - RELATED PARTY TRANSACTIONS - (Continued)

     The corporation also purchases some of its goods for resale from Messick Family Pharmacy. Purchases totaled $82,319 in
     1995 and $99,652 in 1994.


NOTE C - CREDIT CONCENTRATION RISK

     The Company periodically experiences deposits in federally insured financial institutions which exceed the $100,000 federally insured limit. As of December 31, 1995 the Company had deposits within federally insured limits. However, the Company will probably encounter situations from time to time that will cause cash balances to exceed federally insured limits due to its high volume of cash flow.

NOTE D - LINES OF CREDIT

     The Company has two lines of credit in the amounts of $160,000 and $750,000 at Union Planters National Bank of which $554,787 was used at December 31, 1995. Interest payments are due monthly and carry an interest rate at prime plus 1.5%. The lines of credit mature on May 15, 1996 and May 1, 1996, respectively. The $160,000 credit line is secured by a United States Treasury Strip held by the Company which matures May 15, 1996. The $750,000 credit line is secured by a first lien on accounts receivable and inventory, and by personal guarantees of some of the shareholders. Substantially all of the Comany's assets are pledged as collateral for repayment of the Company's credit line and long-term debt (Note E).

                         Messick Homecare, Inc.

                       December 31, 1995 and 1994


NOTE E - LONG-TERM DEBT

         Long-term debt consists of:
                                                           1995        1994
                                                        ---------   ----------
         Various notes payable secured by
         vehicles.  Total monthly payments,
         including interest of $1,842.  Interest
         ranges from 7.24% to 10.06%.  Notes
         maturing from February, 1996 to December,
         1999.                                         $   35,463   $   59,990

         Note payable to an officer of the
         corporation.  Interest at 9%, maturing
         January 15, 1997.                                 50,000       50,000

        SBA note dated September 27, 1993,
        original amount $1,200,000,
        secured by officers life insurance,
        personal guarantees and capital
        stock of some of the shareholders,
        equipment, and a second lien on
        accounts receivable and inventory
        and deed of trust on real
        property.  The note requires
        monthly installments of $18,406,
        including interest at an initial
        rate of 7.5%.  The interest rate
        fluctuates annually and is based
        on prime + 1.5%.  Note matures
        September 27, 2000.                              889,111    1,025,442

        Note payable to finance company
        for worker's compensation insurance.
        Monthly payments of $3,308, including
        interest at 11.75%.  Note matures
        in September, 1996.                               28,369       22,300

         Note payable secured by equipment
         Monthly payments of $919, including
         interest at 7.36%.  Note matures in
         June, 1997.                                       15,618         -


                         Messick Homecare, Inc.

                         December 31, 1995 and 1994


NOTE E - LONG-TERM DEBT - (Continued)

                                                            1995         1994

         Subordinated notes payable dated
         March 29, 1994, original amount $820,000.
         Each unit consists of one $20,000
         subordinated note.  The notes
         require quarterly interest payments at
         10% through March 29, 1996.
         Beginning June 29, 1996, principal
         and interest payments of $52,601
         are due quarterly through
         March 29, 2001.                                 820,000      820,000
                                                       ---------    ---------
                                                       1,838,561    1,977,732
         Less current maturities                         306,826      186,846
                                                       ---------    ---------
                                                      $1,531,735   $1,790,886
                                                       =========    =========

     Maturities of long-term debt are as follows:

         Year Ending December 31,
         ------------------------
              1996                                $  306,826
              1997                                   378,924
              1998                                   346,595
              1999                                   378,129
              2000                                   376,787
              Thereafter                              51,300
                                                   ---------
                                                  $1,838,561
                                                   =========

     The SBA note requires the Company to comply with certain restricted covenants. At December 31, 1995 the Company has either complied with those covenants, or obtained waivers for each of the covenants with which the Company was not in compliance.


NOTE F - CAPITAL LEASE OBLIGATIONS

     The Corporation leases some of its rental equipment and furniture and fixtures under capital leases. The leases have terms of four to five years. The monthly payments total $8,656, interest ranges from 7.36% to 18.62%, and maturities are from May, 1996 to December, 1998. The leases are secured by the related equipment purchased.

                          Messick Homecare, Inc.

                       December 31, 1995 and 1994


NOTE F - CAPITAL LEASE OBLIGATIONS (Continued)

     Property held under capital leases, included in property and equipment, is summarized as follows:
                                                      1995         1994
                                                    --------     --------

          Furniture and office equipment            $ 25,079     $ 30,677
          Rental machinery and equipment             279,969      286,088
                                                     -------      -------
                                                     305,048      316,765
          Less accumulated depreciation              127,298       97,679
                                                     -------      -------
                                                    $177,750     $219,086
                                                     =======      =======

     Obligations under capital leases consist of the following:

          Total                                     $119,310
          Less current portion                        68,852
                                                     -------
          Long-term portion                         $ 50,458
                                                     =======

     The future minimum lease payments under the capital leases and the net present value of the future minimum lease payments are as follows for the years ended December 31,

          1996                                                   $ 80,159
          1997                                                     47,843
          1998                                                      8,529
                                                                  -------
          Total future minimum lease payments                     136,531
          Less amount representing interest                        17,221
                                                                  -------
          Present value of future minimum lease payments         $119,310
                                                                  =======

NOTE G - COMMON AND PREFERRED STOCK

     Common Stock
     ------------

     The Company is authorized to issue 100,000 shares of no par value Common Stock. At December 31, 1995 and 1994 there were 1,000 shares issued and outstanding.

                          Messick Homecare, Inc.

                        December 31, 1995 and 1994


NOTE G - COMMON AND PREFERRED STOCK (Continued)

     Preferred Stock
     ---------------

     The Company is authorized to issue 25,000 shares of $1 par value Class A Preferred Stock. On March 29, 1994 the Company issued $820,000 of Subordinated Notes in units of $20,000 and 4.4 shares of the Class A Preferred Stock for each unit of subordinated debt. At December 31, 1995 there were 180.4 shares issued and outstanding.

     Each share (or fractional share) of Class A Preferred Stock will be convertible at the option of the holder into one share (or fractional share) of the Company's Common Stock at a conversion price of $1,200 per share, payable in cash, at any time prior to November 15, 1998.

     The Company is also authorized to issued 50,000 shares of $1 par value Preferred Stock. No shares are issued or outstanding at December 31, 1995.


NOTE H - RETIREMENT PLAN

     The company has a standardized 401K profit-sharing plan which covers substantially all employees. Employees become eligible to participate in the plan upon completion of six months of service and the attainment of age 20-1/2. The Company converted their profit-sharing plan to a 401K profit-sharing plan on September 29, 1993.

     The plan has a six year vesting schedule and is integrated with social security benefits. Employees may elect to defer from 2% to 16% of their compensation. The employer makes matching contributions equal to 25% of the participant's salary deferral, not to exceed 1-1/2% of the participant's annual compensation. The Company's matching contributions commenced on January 1, 1994.

     The Company contributed $10,808 and $33,893 for the years ended December 31, 1995 and 1994, respectively.

                          Messick Homecare, Inc.

                        December 31, 1995 and 1994



NOTE I - INCOME TAXES

     The company was an S Corporation for federal tax reporting purposes prior to 1994. However, the Company revoked its status as a S Corporation effective January 1, 1994. The December 31, 1994 financial statements reflect $143,628 in deferred tax expense based on the accumulated difference at January 1, 1994 resulting from accelerated depreciation methods used for tax purposes. Current and deferred taxes are as follows:

                               Federal        State         Total
                               -------        -----         -----

     Current                   $32,394       $ 8,043      $40,437
     Deferred                   34,671         6,509       41,180
                                ------        ------       ------
                               $67,065       $14,552      $81,617
                                ======        ======       ======

     A deferred tax liability of $249,766 has been recorded to reflect the timing difference resulting from accelerated depreciation methods for tax purposes.

     A deferred tax asset of $27,977 has been recorded to reflect timing differences resulting from the use of the allowance method for bad debts.

    A reconciliation of income tax computations based on the Federal statutory income tax rate of 34% and the Company's effective income tax rate follows:

                                                   1995        1994

    Statutory rate applied to pre-tax
       income                                    $ 75,773    $134,494
    State income taxes, net of federal
       income tax deduction                         9,608      13,855
    Lower tax brackets                            (10,450)     (1,547)
    Non-deductible expenses                         6,686       2,397
    Change in tax status                              --      125,696
                                                  -------     -------
                                                 $ 81,617    $274,895
                                                  =======     =======

                          Messick Homecare, Inc.

                        December 31, 1995 and 1994

NOTE J - COMMITMENTS

     The Company has entered into operating leases for office space and facilities in each location in which it operates. Lease terms, expiration dates, and monthly payments are as follows:

                                    Expiration
       Location        Term            Date           Payment
       --------        ----         ----------        -------

     Nashville       3 years      July, 1996          $1,978
     Clarksville     3 years      January, 1997          850
     Columbia        2 years      May, 1996              900
     Lexington       3 years      February, 1998         700
     Tullahoma       5 years      November, 2000       1,600 (first 30 months)
                                                       1,700 (thereafter)

     Rent expense for 1995 and 1994 totalled $75,351 and $65,518, respectively.

     The company also leases vehicles and office equipment under operating leases. Generally, the lease agreements require the Company to pay insurance and maintenance related to the leased vehicles. Rental payments under these leases were $201,513 for 1995 and $184,199 for 1994.

     The future minimum lease commitments for operating leases are as follows:

          Year Ending December 31,                Amount
          ------------------------                ------

                    1996                         $155,419
                    1997                          115,764
                    1998                           88,158
                    1999                           56,115
                    2000                           27,168
                                                  -------
                                                 $442,624
                                                  =======

NOTE K - STOCK OPTIONS

     The Company has a non-qualified stock option agreement with a key employee. The option entitles the employee to acquire 53 shares of the Company's stock at an option price of $585.57 per share. The option is exerciseable beginning November 1, 1993 and expires October 31, 2003. At December 31, 1995, no options had been exercised.

                                      Messick Homecare, Inc.
                                Unaudited Condensed Balance Sheet

                                      As of June 30, 1996


                                          ASSETS

CURRENT ASSETS
  Cash                                                                           $    39,587
  Accounts receivable - net                                                        1,640,866
  Inventory                                                                          317,272
  Prepaid expenses                                                                   104,905
  Other current assets                                                                78,174
    Total current assets                                                          ----------
                                                                                   2,180,804

PROPERTY & EQUIPMENT, NET                                                          2,058,525

OTHER ASSETS
Loan costs - net                                                                     112,755

Other assets                                                                          74,413
                                                                                  ----------
                                                                                 $ 4,426,497
                                                                                  ==========

                               LIABILITIES & STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
  Current portion of long-term debt and capital lease obligations                    541,877
  Trade accounts payable                                                             217,457
  Accrued payroll and other liabilities                                              296,020
                                                                                  ----------
    Total current liabilities                                                      1,055,354

DEFERRED TAXES                                                                       269,007

LONG-TERM DEBT, less current maturities                                            1,799,278

STOCKHOLDERS' EQUITY
  Preferred Stock                                                                        180
  Common Stock                                                                         1,000
  Paid in capital                                                                    124,927
  Retained earnings                                                                1,176,751
                                                                                  ----------
                                                                                   1,302,858
                                                                                  ----------
                                                                                 $ 4,426,497
                                                                                  ==========

See note to condensed financial statements.


                                Messick Homecare, Inc.
                        Unaudited Condensed Statement of Earnings

                               Six months ended June 30, 1996



REVENUES
  Rental income (net of billing adjustments of $233,145)                 $1,739,384
  Merchandise sales                                                       1,253,274
                                                                          ---------
                                                                          2,992,658

COST OF GOODS SOLD                                                          642,241
                                                                          ---------

  Gross profit                                                            2,350,417

GENERAL AND ADMINISTRATIVE EXPENSES                                       2,027,410
                                                                          ---------
  Operating profit                                                          323,007


OTHER INCOME (EXPENSE):
  Gain on sale of assets                                                      3,692
  Interest and dividend income                                                3,713
  Miscellaneous                                                               1,291
  Bad debt recovery                                                           9,382
  Directors expense                                                          (3,600)
  Interest expense                                                         (119,078)
                                                                          ---------
                                                                           (104,600)
                                                                          ---------

  Earnings before income taxes                                              218,407


Provision for income taxes
  Current                                                                    68,107
  Deferred                                                                   19,241
                                                                          ---------
                                                                             87,348
                                                                          ---------

     NET EARNINGS                                                        $  131,059
                                                                          =========

See note to condensed financial statements

                                    Messick Homecare, Inc.
                         Unaudited Condensed Statement of Cash Flows

                                Six months ended June 30, 1996



Cash flows from operating activities                               $ 211,105

Cash flows from investing activities                                    (878)

Cash flows from financing activities                                (171,504)
                                                                    --------
Net increase in cash                                                  38,723
Cash at beginning of period                                              864
                                                                    --------
Cash at end of period                                              $  39,587
                                                                    ========



See note to condensed financial statements

                     Messick Homecare, Inc.
      Note to Condensed Financial Statements (Unaudited)


                                                       June 30, 1996


Note 1:  Basis of Presentation and Significant Accounting Policies


The accompanying unaudited condensed financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments consisting of normal recurring accruals considered necessary for a fair presentation have been included. Operating results for the six month period ended June 30, 1996 are not necessarily indicative of the results that may be expected for the year ended December 31, 1996.


                Housecall Medical Resources, Inc.
          Unaudited Pro Forma Financial Information


The following unaudited pro forma balance sheet as of June 30, 1996 assumes that the acquisition of Messick, which was accounted for as a purchase, had occurred on that date. The unaudited pro forma statement of operations for the year ended June 30, 1996 is presented to show the effects as if the acquisition had occurred on July 1, 1995. These pro forma statements do not necessarily reflect the financial position and results of operations as they would have been if the Company had completed the acquisitions on the dates indicated above. The unaudited pro forma financial information should be read in conjunction with the separate financial statements and notes thereto of the Company and Messick.




                                      Housecall Medical Resources, Inc.
                                 Unaudited Pro Forma Condensed Balance Sheet

                                             As of June 30, 1996
                                               (in thousands)

                                                 As                          Pro Forma            Pro Forma
                                              Reported        Messick       Adjustments            Combined
                                              --------        --------      -----------           ---------
Assets
Current assets:
  Cash and cash equivalents               $     7,785       $      40       $                    $   7,825
  Accounts receivable, net                     27,293           1,641                               28,934
  Income taxes receivable                         940               -                                  940
  Deferred income taxes                         3,223               -                                3,223
  Other current assets                          1,987             500                                2,487
                                            --------        ---------        --------              -------
     Total current assets                      41,228           2,181                               43,409

  Property and equipment                        5,169           2,059          (1,000) (B)           6,228
  Excess of cost of acquired businesses
    over fair value of net assets              55,575               -           5,160  (B)          60,735
  Deferred financing costs                      1,480             113            (113) (B)           1,480
  Other assets                                    493              73                                  566
                                            ---------        --------        --------              -------
                                          $   103,945       $   4,426        $  4,047            $ 112,418
                                            =========        ========         =======             ========

Liabilities and stockholders' equity
  Accounts payable                        $     7,455       $     217        $                   $   7,672
  Accrued payroll and other liabilities        10,381             296            250  (B)           10,927
  Current portion of long-term debt and
    capital lease obligations                   4,746             542           (542) (A)            4,746
                                            ---------        --------        --------              -------
     Total current liabilities                 22,582           1,055           (292)               23,345

  Long-term debt                               10,186           1,799          6,042  (A,B)         18,027
  Capital lease obligations                     1,534                                                1,534
  Other long-term liabilities                   1,887                                                1,887
  Deferred income taxes                         1,005             269           (400) (B)              874
  Commitments and contingencies

Stockholders' equity:
  Preferred stock, $.10 par value 9,800,000
    shares authorized, no shares issued
    and outstanding                                 -                                                    -
  Common stock, $.01 par value 30,000,000
    shares authorized, 6,078,900
    issued and outstanding                        102               1              (1)(B)              102
  Additional paid-in-capital on common
    stock                                      66,649             125           (125) (B)           66,649
  Retained earnings                                 -           1,177         (1,177) (B)                -
                                            ---------        --------        -------               -------
     Total stockholders' equity                66,751           1,303         (1,303)               66,751
                                            ---------        --------        -------               -------
                                          $   103,945       $   4,426        $ 4,047             $ 112,418
                                            =========        ========         ======               =======

                     Housecall Medical Resources, Inc.
                  Notes to Unaudited Pro Forma Condensed
                             Balance Sheet


The pro forma adjustments are:


A) Reflects the adjustment to long-term debt to finance the cash paid for the acquisition. In addition, Messick s debt was refinanced by the Company.

B) Records the adjustments to reflect the fair market value of the assets acquired as of the effective date of the acquisition.
     Additionally, a liability has been established for restructuring costs associated with this acquisition.

                                      Housecall Medical Resources, Inc.
                                 Unaudited Pro Forma Statement of Operations

                                            Year Ended June 30, 1996
                                      (in thousands, except per share data)

                                               As                          Pro Forma            Pro Forma
                                            Reported        Messick       Adjustments            Combined
                                            --------        -------       -----------           ---------

Net revenues                               $ 205,389       $  5,715       $                    $   211,104
Operating expenses:
  Patient care                                95,688           2,173                                97,861
  General and administrative                  94,940           2,315                                97,255
  Provision for doubtful accounts              6,074             369                                 6,443
  Depreciation and amortization                3,262             374             102 (A)             3,738
                                            ---------         ------        --------              --------
     Total operating expenses                199,964           5,231             102               205,297

Income (loss) from operations                  5,425             484            (102)                5,807

Interest expense, net                          4,331             241             433 (B)             5,005
                                            ---------        --------        --------              -------
Income (loss) before income taxes              1,094             243            (535)                  802

Income taxes                                     895              96            (158)(C)               833
                                            ---------        --------        --------              -------
Net income (loss)                                199             147            (377)                  (31)

Series A Preferred Stock
  dividend and accretion                       2,006               -                                 2,006
                                            ---------        --------        --------              -------
Net loss attributable to common
  stockholders                             $  (1,807)       $    147       $    (377)          $   (2,037)
                                            ========         =======        ========              =======

Net loss per common share:                 $   (0.24)                                          $    (0.27)
                                            ========                                              =======
Weighted average common and
  common equivalent shares
  outstanding                                 7,425                                                 7,425
                                            =======                                               =======



                       Housecall Medical Resources, Inc.
                          Notes to Unaudited Pro Forma
                             Statements of Operations



The pro forma adjustments are:



A) Reflects an adjustment in depreciation and amortization expense arising from the acquisition of Messick based upon an allocation of the purchase price. Amortization of goodwill is being computed for a period of 40 years.


B) Reflects an increase in interest expense arising from the acquisition of Messick. The additional interest expense is the result of financing the purchase price of Messick at the Company's borrowing rate.

C) Reflects an adjustment to income taxes arising from the pro forma adjustments.

                      Signatures

     Pursuant to the requirements of the Securities Exchange Act of 1934, Registrant has duly caused this report to be signed on its behalf by the undersigned there unto duly authorized.



                            Housecall Medical Resources, Inc.
                            ---------------------------------
                                     (Registrant)


November 12, 1996             /s/ Peter J. Bibb
                                  Peter J. Bibb
                                  Chief Financial Officer
                       EXHIBIT INDEX



Exhibit No.                  Description
------------                 -------------


    2                        Agreement and Plan of Merger By and
                             Among the Registrant, Messick Acquisition
                             Corp., Messick Homecare, Inc., and Certain of the Shareholders of Messick Homecare, Inc., dated as of October 31, 1996

    23                       Consent of Dempsey, Wilson & Co., Inc.